Exhibit 4.2

Description of ERP Operating Limited Partnership Notes Registered Under Section 12 of the Securities Exchange Act of 1934

Please note that in this exhibit, references to “the Operating Partnership,” “we,” “our” and “us” refer to ERP Operating Limited Partnership, as the issuer of the Notes, and references to “the Company” refer to Equity Residential, the general partner of the Operating Partnership, unless the context requires otherwise.

The Operating Partnership may offer unsecured senior or subordinated debt securities under the Indenture (as defined below) (the “ERP Debt Securities”).

The Operating Partnership’s 7.57% Notes due August 15, 2026 (the “Notes”), traded on The New York Stock Exchange, constitute a separate series of ERP Debt Securities issued pursuant to an indenture, dated as of October 1, 1994 (the “Original Indenture”), as supplemented by the first supplemental indenture thereto, dated as of September 9, 2004, the second supplemental indenture thereto, dated as of August 23, 2006, the third supplemental indenture thereto, dated as of June 4, 2007 (the “Third Supplemental Indenture”), the fourth supplemental indenture thereto, dated December 12, 2011 (the “Fourth Supplemental Indenture”), and the fifth supplemental indenture thereto, dated as of February 1, 2016, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, NA, as successor to The First National Bank of Chicago) (the “Trustee”), as trustee (collectively, the “Indenture”). The Indenture is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, is available for inspection at the corporate trust office of the Trustee at 2 N. LaSalle Street, 7th Floor, Chicago, Illinois 60602, and is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Unless otherwise specified herein, the Notes are subject to the terms of the Original Indenture and not the provisions set forth in the supplemental indentures to the Original Indenture.  The statements made hereunder relating to the Indenture and the Notes issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes. Capitalized terms used herein that are not defined herein have the meanings set forth in the Indenture. All section references appearing below refer to sections of the Original Indenture.  In addition to its services as trustee, the Trustee and its affiliates may perform various commercial banking and investment banking services for the Company and/or its subsidiaries from time to time in the ordinary course of business.

General

The following is a description of certain of the specific terms and conditions of the Notes.

The Notes were initially issued in a $150,000,000 aggregate principal amount.  We are permitted to issue additional notes of this series without the consent of the holders of that series of notes.  As of February 14, 2020, no such additional notes of this series have been issued, and the total amount outstanding is $92,025,000.

The Notes were issued in denominations of $1,000 and integral multiples of $1,000, bear interest from August 13, 1996 at the annual rate of 7.57%, and will mature on August 15, 2026 (the “Maturity Date”). Interest is payable semi-annually in arrears on February 15 and August 15, commencing February 15, 1997 (each, an “Interest Payment Date”), to the persons in whose names the Notes are registered at the close of business on the preceding February 1 or August 1, respectively, regardless of whether such day is a Business Day. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. “Business Day” means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

The principal of (and premium, if any) and interest on the Notes are payable at the corporate trust office of the Trustee, located at 2 N. LaSalle Street, 7th Floor, Chicago, Illinois 60602; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

Any interest not punctually paid or duly provided for on any interest payment date with respect to the Notes will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the Notes are registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice whereof shall be given to the holder of the Notes not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

The Notes are direct, unsecured obligations of the Operating Partnership and rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding.

The Notes were issued only in fully registered, book-entry form.

The Notes are not subject to a sinking fund.

Redemption or Repayment

Repayment at the Option of Holders.  The Notes could have been repaid on August 15, 2006 (the “Option Payment Date”), at the option of the registered holders at 100% of their principal amount together with accrued interest to August 15, 2006; however, only $10.0 million of the Notes were so repaid.

Option Redemption by the Operating Partnership.  The Operating Partnership may redeem the Notes, at any time after the Option Payment Date, in whole or from time to time in part, at the election of the Operating Partnership, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the “Redemption Price”). Notice of any optional redemption of any Notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such holder to be redeemed.

From and after notice has been given as provided in the Indenture, if funds for the redemption of any Notes called for redemption shall have been made available on the redemption date, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the Notes will be to receive payment of the redemption price (Section 1106).

If we elect to redeem the Notes, we will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of the Notes to be redeemed and the redemption date (Section 1102). If less than all the Notes are to be redeemed, the Trustee shall select the particular Notes to be redeemed in such manner as it shall deem fair and appropriate (Section 1103), including in accordance with the procedure of The Depository Trust Company.

Additional Indenture Provisions Applicable to the Notes

Governing Law.  The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Merger, Consolidation or Sale. We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that:

(1) we will be the continuing entity, or the successor entity will be an entity organized and existing under the laws of the United States or a state thereof and will expressly assume payment of the principal of and premium (if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1012) on all of the

ERP Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

(2) immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of any of our subsidiaries as a result thereof as having been incurred by us, or our subsidiary at the time of such transaction, no event of default under the Indenture, and no event which after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

(3) an officers’ certificate of Equity Residential, as our general partner, and a legal opinion covering these conditions shall have been delivered to the Trustee (Sections 801 and 803).

Certain Covenants.

Limitations on Incurrence of Debt.  The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of its Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary)) that is subordinate in right of payment of the ERP Debt Securities, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the “Commission”) (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt (such increase together with the Company's Total Assets shall be referred to as the “Adjusted Total Assets”) (Section 1004).

In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not and will not permit any Subsidiary to incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Maximum Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary (“Secured Debt”), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets (Section 1004).

Notwithstanding the limitation set forth in the preceding paragraph, the Indenture provides that the Operating Partnership and its Subsidiaries may incur Secured Debt, provided that such Secured Debt is incurred under the Acquisition Lines of Credit (as defined below), and provided further that after the increase of such Secured Debt under the Acquisition Lines of Credit, the aggregate principal amount of all outstanding Secured Debt, including debt under the Acquisition Lines of Credit of the Operating Partnership or any Subsidiary does not exceed 45% of the Adjusted Total Assets; provided, however, that the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis may exceed 40% of the Adjusted Total Assets for not more than 270 days of any consecutive 360 day period.

In addition to the debt covenants in the Original Indenture, the Operating Partnership is required to maintain Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined below) of the Operating Partnership.

For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

Restrictions on Distributions.  The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) if, immediately after such distribution the aggregate of all such distributions made since March 31, 1993 shall exceed Funds from Operations (as defined below) of the Operating Partnership and its Subsidiaries from March 31, 1993 until the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such distribution; provided, however, that the foregoing limitation shall not apply to any distribution which is necessary to maintain the Company's status as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), if the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (Section 1005).

Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

Events of Default, Notice and Waiver. The Indenture provides that the following events are “events of default” with respect to the ERP Debt Securities issued thereunder:

(1) default in the payment of any interest on or any Additional Amounts payable in respect of any debt security of such series when due and payable and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity;

(3) default in the performance, or breach, of any other covenant or warranty of ours contained in the Indenture (other than a covenant or warranty added to the Indenture solely for the benefit of a series of ERP Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture;

(4) a default under any bond, debenture, note or other evidence of indebtedness of ours, or under any mortgage, indenture or other instrument of ours under which there may be issued or by which there may be secured any indebtedness of ours (or by any subsidiary, the repayment of which we have guaranteed or for which we are directly responsible or liable as obligor or guarantor on a full recourse basis) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given to us by the trustee or by the holders of at least 10% in principal amount of the outstanding ERP Debt Securities of that series a written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled;

(5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ours, any Significant Subsidiary (as defined below) or all or substantially all of our or their property; and

(6) any other event of default provided with respect to the ERP Debt Securities of a particular series (Section 501).  (The Notes have no other events of default.)

If an event of default under the Indenture with respect to ERP Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding ERP Debt Securities of that series will have the right to declare the principal of (or, if the ERP Debt Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) and premium (if any) on all of the ERP Debt Securities of that series to be due and payable immediately by written notice thereof to us (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to ERP Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding ERP Debt Securities of that series may rescind and annul such declaration and its consequences if:

(1) we shall have paid or deposited with the Trustee all required payments of the principal of and premium (if any) and interest on the outstanding ERP Debt Securities of such series that have become due otherwise than by such declaration of acceleration, plus certain fees, expenses, disbursements and advances of the Trustee, and

(2) all events of default, other than the non-payment of accelerated principal or interest, with respect to the ERP Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502).

The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding ERP Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of and premium (if any) or interest payable in respect of any debt security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby (Section 513).

The Trustee will be required to give notice to the holders of ERP Debt Securities within 90 days of a default under the Indenture, unless the default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any series of ERP Debt Securities of any default with respect to that series (except a default in the payment of the principal of and premium (if any) or interest on with respect to any debt security) if and so long as the responsible officers of the Trustee consider such withholding to be in the interest of those holders (Section 601).

The Indenture provides that no holders of ERP Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding ERP Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of ERP Debt Securities from instituting suit for the enforcement of payment of the principal of and premium (if any) and interest on such ERP Debt Securities at the respective due dates thereof (Section 508).

Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of ERP Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding ERP Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of ERP Debt Securities of such series not joining therein (Section 512).

Within 120 days after the end of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several specified officers of Equity Residential, as to the officer’s knowledge of our compliance with all conditions and covenants under the Indenture and, in the event of any noncompliance, specifying each instance of noncompliance and the nature and status thereof (Section 1011).

Modification of the Indenture. Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding ERP Debt Securities issued under the Indenture which are affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

(1) change the stated maturity of the principal of (or premium, if any, on), or any installment of principal of or interest on, any debt security;

(2) reduce the principal amount of, or the rate or amount of interest on, or premium payable upon the redemption of, any debt security;

(3) adversely affect any right of repayment at the option of the holder of any debt security;

(4) change the place of payment, or the currency, for payment of principal of any debt security or any premium or interest on any debt security;

(5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

(6) reduce the above-stated percentage of outstanding ERP Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

(7) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby (Section 902).

The holders of not less than a majority in principal amount of outstanding ERP Debt Securities of each series affected thereby have the right to waive our compliance with certain covenants in the Indenture (Section 1013).

Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holders of ERP Debt Securities for any of the following purposes:

(1) to evidence the succession of another person as obligor under the Indenture;

(2) to add to our covenants for the benefit of the holders of all or any series of ERP Debt Securities or to surrender any right or power conferred upon us in the Indenture;

(3) to add events of default for the benefit of the holders of all or any series of ERP Debt Securities;

(4) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the modification or amendment which is entitled to the benefit of such provision;

(5) to secure the ERP Debt Securities;

(6) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(7) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of ERP Debt Securities of any series issued under the Indenture in any material respect; or

(8) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of ERP Debt Securities, provided that such action shall not adversely affect the interests of the holders of the ERP Debt Securities of any series in any material respect (Section 901).

The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding ERP Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of ERP Debt Securities, ERP Debt Securities owned by us, or by any other obligor upon the ERP Debt Securities or any affiliate of ours, Equity Residential or of any other obligor, shall be disregarded.

The Indenture contains provisions for convening meetings of the holders of ERP Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding ERP Debt Securities of such series, or in any such case, upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding ERP Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding ERP Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding ERP Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of ERP Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of ERP Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or presenting a majority in principal amount of the outstanding ERP Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding ERP Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding ERP Debt Securities will constitute a quorum (Section 1504).

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of ERP Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding ERP Debt Securities affected thereby, or of the holders of any series and one or more additional series:

(1) there shall be no minimum quorum requirement for the meeting; and

(2) the principal amount of the outstanding ERP Debt Securities of the series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance. We may discharge certain obligations to holders of any series of ERP Debt Securities that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such ERP Debt Securities in respect of principal and premium (if any) and interest to the date of such deposit (if such ERP Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

The provisions of Article Fourteen of the Indenture are applicable to the Notes, and pursuant to Article Fourteen of the Indenture, we may elect either:

(1) to defease and be discharged from any and all obligations with respect to such ERP Debt Securities (except for the obligations to register the transfer or exchange of such ERP Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen ERP Debt Securities, to maintain an office or agency in respect of such ERP Debt Securities and to hold moneys for payment in trust) (referred to herein as “defeasance”) (Section 1402); or

(2) to be released from our obligations with respect to such ERP Debt Securities under Sections 1004 to 1010, inclusive, of the Indenture (being the restrictions described under “Certain Covenants”) and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such ERP Debt Securities (referred to herein as “covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and premium (if any) and interest on such ERP Debt Securities on the scheduled due dates therefor.

Such a trust may only be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

In the event we effect covenant defeasance with respect to any ERP Debt Securities, and those ERP Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (3) under “Events of Default, Notice and Waiver” with respect to Sections 1004 to 1010, inclusive, of the Indenture (which Sections would no longer be applicable to such ERP Debt Securities), the amount of Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such ERP Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such ERP Debt Securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Definitions

As used herein,

“Acquisition Lines of Credit” means, collectively, any secured lines of credit of the Operating Partnership and its Subsidiaries, the proceeds of which shall be used to, among other things, acquire interests, directly or indirectly, in real estate.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for gains and losses on properties, (e) depreciation and amortization, (f) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (g) amortization of deferred charges.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in  accordance with generally accepted accounting principles.

“Debt” of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership and its Subsidiaries as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness incurred under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof).

“Funds from Operations” for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles.

“Government Obligations” means securities that are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person (as defined below) controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

“Maximum Annual Service Charge” as of any date means the maximum amount which is payable in any 12 month period for interest on Debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Reinvestment Rate” means .25% (one-fourth of one percent) plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

“Significant Subsidiary” means any Subsidiary of ours which is a “Significant Subsidiary” (within the meaning of Regulation S-X, promulgated under the Securities Act).

“Subsidiary” means a corporation, a limited liability company or a partnership, a majority of the outstanding voting stock, limited liability company interests or partnership interests, as the case may be, of which is owned, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of (i) the Operating Partnership's and its Subsidiaries' Undepreciated Real Estate Assets (as defined below) and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

“Unsecured Debt” means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the Properties.